Exhibit 5.1

February 19, 2015

T-Mobile US, Inc.

12920 S.E. 38th Street

Bellevue, Washington 98006

Re:	Registration Statement on Form S-8 of Shares of Common Stock, $0.00001 par value per share, of T-Mobile US, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 10,000,000 shares of common stock of T-Mobile US, Inc., par value $0.00001 per share (the “Shares”), under the T-Mobile US, Inc. 2014 Employee Stock Purchase Plan (the “ESPP”).

We have examined the Registration Statement and such documents and records of T-Mobile US, Inc. as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the ESPP have been duly authorized and that, upon the due execution by T-Mobile US, Inc. of any certificates representing the Shares, the registration by its registrar of such Shares and the sale thereof by T-Mobile US, Inc. in accordance with the terms of the ESPP, and the receipt of consideration therefor in accordance with the terms of the ESPP, such Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP